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                                                                      Exhibit 99


  TEAM AMERICA CORPORATION BOARD OF DIRECTORS AUTHORIZES 200,000 SHARE BUYBACK


WORTHINGTON, Ohio, September 10, 1998...TEAM America Corporation (NASDAQ NMS:
TMAM), a professional employer organization ("PEO"), announced today that the Board of Directors has approved a program to repurchase up to two hundred thousand shares of the Company's common stock. Purchases would be made from time to time depending upon the Company's stock price. Purchases will be primarily made in the open market but may also be made through privately negotiated transactions. There are currently 4,865,000 shares outstanding, of which more than 50% are held by senior management.

TEAM America has realized a 163% growth through eight acquisitions and mergers in the last year. The Company has been working to consolidate these acquisitions and the process is being made possible through the recent implementation of its newest software product, TEAM Direct. The Company has reduced corporate staff by 7% as it introduces the new software in the acquired locations in third and fourth quarter. Also, the Company announced on September 1, 1998 the Company would be marketing TEAM Direct to the PEO industry. The Company expects that it will incur additional costs associated with developing, marketing and introducing TEAM Direct. Because the Company will not see the benefits of the implementation of TEAM Direct into the acquisitions until later in 1998 and because revenues from TEAM Direct licensing are not expected until early 1999, the Company expects that earnings for the third and fourth quarters of 1998 will not meet analysts expectations.

In making its decision to buy back shares, Chairman and CEO Richard C. Schilg said, "The board felt that the recent slide in small cap stocks, and more specifically the staffing industry sector, has led to an artificial devaluation of the company unrelated to its fundamental strengths, especially in light of the internal operating efficiencies expected to be derived when TEAM Direct is fully implemented and the expected incremental revenues and earnings to be derived from marketing TEAM Direct to outside users. Staffing industry stocks, like many others, have been adversely affected by international conditions. Ironically, the PEO industry serves domestic small businesses, the vast majority of which has little or no international exposure."

"The Board also believes that there is a misperception that TEAM America is in the temporary help industry. TEAM America, while often categorized in the general staffing industry, is in the PEO industry" said Kevin Costello, President and COO. TEAM America, as a PEO, relieves client businesses of the administrative responsibilities and many of the liabilities of being an employer by outsourcing human resource, payroll, benefits, and employment liability and placement functions so they can focus on their core business.

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"In an economic downturn our human resource services become more valuable as businesses need assistance in evaluating, reorganizing and terminating personnel" said S. Cash Nickerson, JD, MBA and Chief Marketing Officer. "Economic downturns and uncertainties lead to an increase in employment claims and litigation. Recent US Supreme Court rulings have increased the potential of sexual harassment claims and combined with the potential cost savings in employee benefits and workers' compensation for our small business clients increase the demand for PEO services. TEAM America, by combining the 15,000 employees of our over 1,500 small business clients, is able to negotiate for lower premiums which in an economic downturn assists clients with their bottom line profits."

TEAM America has offices in Columbus, Cleveland, Dayton, Dover and Cincinnati, Ohio; Indianapolis, Indiana; Orlando, Florida; Chicago, Illinois; San Diego, Los Angeles, San Francisco Bay and Silicon Valley areas of California; Troy, Michigan; Twin Falls, Boise and Idaho Falls, Idaho; Salt Lake City and Orem, Utah; Portland and Redmond, Oregon; Stevensville, Montana; Corinth, Mississippi; and Selmer, Tennessee.

Certain statements contained in this press release including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," and words of similar import, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or the PEO industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following:
(i) potential for unfavorable interpretation of government regulations relating to labor, tax, insurance and employment matters; (ii) changes in the laws regulating collection and payment of payroll taxes and employee benefits, including 401(k) plans; (iii) potential loss of qualified status for the Company's 401(k) plan as a result of request by Internal revenue Services ("IRS") for Tax Advice Memorandum ("TMAM"); (iv) general market conditions, including demand for the Company's products and services, competition and price levels or adverse economic developments in Ohio where a substantial portion of the Company's business is concentrated; (v) the Company's ability to offer is services in states other than Ohio where it has little or no market penetration;
(vi) higher than expected workers' compensation claims, increases in rates, or changes in applicable laws or regulations; (vii) the level and quality of acquisition opportunities available to the Company and the ability to properly manage growth when acquisitions are made; (viii) short-term nature of client agreements and the financial condition of the Company's clients; (ix) liability for employment practices of clients; and (x) additional regulatory requirements affecting the Company.

TEAM America's corporate offices are located at 110 E. Wilson Bridge Road, Worthington, Ohio 43085. Phone: (614) 848-3995; FAX: (614) 848-7639: Toll Free:
(800) 962-2758. World Wide Web Address: www.teamamerica.com

/CONTACT: Richard Schilg of TEAM America, (614) 848-3995

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